Exhibit 99(a)
                          PRESS RELEASE

FOR IMMEDIATE RELEASE
MONDAY
FEBRUARY 9, 1998
CONTACT PERSON:         STACY DUCKETT, VICE PRESIDENT
                        CORPORATE COMMUNICATIONS
                        TCBY ENTERPRISES, INC.
                        (501)  688-8229

                        TIM CARLIN, FOODSERVICE DIRECTOR
                        PHILLIPS PETROLEUM COMPANY
                        (918)  661-4862


                 TCBY SIGNS DEVELOPMENT AGREEMENT
                 WITH PHILLIPS PETROLEUM COMPANY

LITTLE ROCK, AR - Monday (February 9) - TCBY ENTERPRISES, INC. (NYSE:TBY) today announced it has signed a development agreement with Phillips Petroleum Company (NYSE:P). Under terms of the agreement, "TCBY" Treats(registered) locations may be located in Phillips 66 retail outlets. There are currently over 10 locations open or under development around the country. There are approximately 6,900 Phillips 66 locations across the United States.

"TCBY is proud to be working with Phillips Petroleum," said Herren C. Hickingbotham, President of TCBY Enterprises, Inc. "Convenience store development remains a strong growth area for our company. Phillips Petroleum will make a positive contribution to that growth."

"We are very pleased to be working with TCBY," said Tim Carlin, Foodservice Director for Phillips. "Phillips Petroleum realizes the benefits of developing locations with branded concepts. A TCBY Treats location would be a good complement to our operations."

Phillips is  an  integrated petroleum  company  with  17,000 employees worldwide. Founded in Bartlesville, Oklahoma in 1917, the Company has assets of $14 billion and annual revenues of $16 billion.

TCBY Enterprises, Inc., through subsidiary companies, manufactures and sells soft serve frozen yogurt, hardpack frozen yogurt, hardpack ice cream, and frozen novelty products, and markets foodservice equipment. The Company is the world's largest manufacturer-franchisor of frozen yogurt. The Company, through subsidiaries, develops locations and products under the "TCBY"(registered) and Juice Works(registered) brands.

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